Exhibit 10.30

900 Circle 75 Parkway

Suite 1300

Atlanta, GA 30339

Tel: 770-933-7000

Fax: 770-933-7010

PERSONAL AND CONFIDENTIAL

February 1, 2001

Mr. Jerome D. Orth

Dear Jerome:

Please accept this as a formal offer of employment by SunLink Healthcare Corp. (the “Company” or “SunLink”) effective February 1, 2001. As Vice President of SunLink you will earn a salary of $10,833.33 per month or $130,000 on an annualized basis. While employed by SunLink you will devote your full working time to your duties as assigned to you by the board of directors of SunLink and/or officers of the Company senior to you. Your salary will be re-evaluated at least annually to determine if any adjustments should be made. In addition to your base salary you will have a target incentive opportunity for the fiscal year ending in June 2002 of up to 40% (forty percent) of your base salary based on criteria determined by the Board of Directors (the “Board”) of KRUG International Corp. (the “Corporation”).

You will also be eligible to participate in the Corporation’s stock option program. The amount, terms and timing of all grants under such stock option program will be discussed with you personally and are subject to the approval of the Board.

As an employee you will be able to participate in the Corporation’s medical, dental and disability programs effective March 1, 2001. The Corporation covers a portion of the cost of these benefits based on your position and will provide supplemental term life insurance for you of $130,000. For each full year of employment, you will earn vacation leave equal to 15 (fifteen) days, which may be carried over for up to one year in accordance with the Corporation’s vacation policy. You will also be eligible to participate in the Corporation’s 401-k Retirement Plan starting with the implementation of its new 401-k plan, estimated to be in effect April 1, 2001.

Jerome D. Orth – Employment Letter

February 1, 2001

In consideration of the Company entering into this employment agreement, you agree to Non-Disclosure, No Denigration and Non-Competition undertakings with SunLink and KRUG substantially as provided in the attached Exhibit A.

SUNLINK HEALTHCARE CORP.

By:	/s/ JOSEPH T. “PETE” MORRIS	Date: 2/1/01
Joseph T. “Pete” Morris
President and CFO

ACCEPTED:

/s/ JEROME D. ORTH	Date: 2/1/01
Jerome D. Orth

Exhibit A

Non-Disclosure. Without SunLink’s prior express written consent, you will not, whether during or after employment with SunLink, in any manner whatsoever, except as necessary to fulfill any obligation to SunLink as a director, officer or employee, (i) furnish, disclose or make accessible to any person or entity, (ii) assist any person or entity in obtaining or learning, or (iii) use any confidential or proprietary information which is owned or held by SunLink in any form.

Upon termination of your employment with SunLink, you shall surrender any such tangible confidential or proprietary information, including all copies thereof, to SunLink immediately upon SunLink’s written request. You shall continue to adhere to all of your obligations hereunder and shall not thereafter make use of such confidential information for any purpose until such information ceases to be confidential or becomes part of the public domain through no fault of yours.

No Denigration. You will not at any time denigrate, ridicule or intentionally criticize the Corporation, SunLink or any of their Subsidiaries or affiliates or any of their respective services, products, properties, employees, officers or directors, including without limitation by way of news, interviews, or the expression of personal view, opinions or judgments to the news media.

Non-Competition. So long as you shall be receiving payments pursuant to this Agreement, including severance payments, you shall not, directly or indirectly, as a principal or solely or jointly with others as a director, officer, agent, employee, consultant, or partner, stockholder or limited partner owning more than four percent (4%) of the stock of or equity interest in, or securities exercisable for or convertible into more than four percent (4%) of the stock of, or equity interest in, any corporation, limited partnership or other entity, without SunLink’s prior written consent (i) carry on or engage in any Competitive Operation; (ii) give advice to, or otherwise act on behalf of, a Competitive Operation; (iii) lend or allow your name or reputation to be used in or by a Competitive Operation; or (iv) carry on in any other manner a Competitive Operation. This covenant shall extend to each and every county in any state in the United States in which the business of KRUG or SunLink has been carried on, as well as to those other areas of the world where KRUG’s or SunLink’s business has been conducted. For purposes of this Agreement “Competitive Operation” shall mean any business operation or enterprise that engages in substantial and direct competition with any business operation actively conducted by KRUG or SunLink or any of its subsidiaries or affiliates.